Exhibit (O)(1)

SUMMARY PROSPECTUS FOR NEW INVESTORS

May 1, 2022

New York Life IndexFlex Variable Annuity

New York Life IndexFlex Variable Annuity - FP Series

From

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

Issued through

NYLIAC Variable Annuity Separate Account-III

This summary prospectus summarizes key features of the New York Life IndexFlex Variable Annuity and the New York Life IndexFlex Variable Annuity – FP Series policies.

Before you invest, you should review the prospectus for the New York Life IndexFlex Variable Annuity and the New York Life IndexFlex Variable Annuity – FP Series policies, which contains more information about the policy’s features, benefits, and risks. You can find this document and other information about the contract online at https://dfinview.com/NewYorkLife/TAHD/indexflex. You can also obtain this information at no cost by calling our Variable Products Service Center at 1–800–598–2019 (for New York Life IndexFlex Variable Annuity policies) or the NYL Annuities - TPD at (800) 762-6212 (for New York Life IndexFlex Variable Annuity – FP Series policies) or by sending an email request with your name and mailing address to IndexFlexProspectus@newyorklife.com.

You can sign up for electronic delivery of your summary prospectus, updates to the summary prospectus or other communications by logging into your account at www.newyorklife.com (for IndexFlex Variable Annuity policies) or www.newyorklifeannuities.com (for IndexFlex Variable Annuity—FP Series policies).

You may cancel your policy within 10 days of delivery of the policy without paying fees or penalties. In some states, this cancellation period may be longer. Upon cancellation, you will receive either (i) a full refund of the amount you paid with your application, or (ii) your policy value (Accumulation Value). You should review the prospectus, or consult with your registered representative, for additional information about the specific cancellation terms that apply.

Additional information about certain investment products, including variable annuities, has been prepared by the Securities and Exchange Commission’s staff and is available at www.Investor.gov.

Page

MAKING WITHDRAWALS: ACCESSING MONEY IN YOUR POLICY	15

APPENDIX 1	1-1

Portfolios Available Under the Policy	1-1

APPENDIX 2	2-1

Disclosures about the Indexes	2-1

i

DEFINITIONS

Accumulation Unit—An accounting unit we use to calculate the Variable Accumulation Value prior to the Annuity Commencement Date. Each Investment Division of the Separate Account has a distinct variable Accumulation Unit value.

Accumulation Value—The sum of the Variable Accumulation Value, the Index-linked Account Accumulation Value and the Fixed Account Accumulation Value of a policy.

Allocation Options—The Investment Divisions, the Index-linked Strategies and the Fixed Account.

Annuitant—The person or persons named on the Policy Data Page and whose life or lives determine the Income Payments.

Annuity Commencement Date—The date on which we are to make the first Income Payment under the policy, which cannot be later than the date you attain age 115.

Base Contract Charge—Mortality and Expense Risk and Administrative Costs Charge (M&E Charge).

Beneficiary or beneficiary—The person or entity having the right to receive the death benefit proceeds set forth in the policy and who is the “designated beneficiary” for purposes of Section 72 of the Code (as defined below).

Business Day—Generally, any day on which the New York Stock Exchange (NYSE) is open for trading. Our Business Day ends at 4:00 p.m. Eastern Time or the close of regular trading of the NYSE, if earlier.

Cap Rate—The percentage used to calculate the maximum Index-linked Credit that can be applied to a Segment that uses the Cap Rate Interest Crediting Method. The Cap Rates for the Initial Term Index-linked Strategies are in your policy’s Data Pages. We set Cap Rates for Recurring Term Index-linked Strategies periodically.

Cap Rate Method—An Interest Crediting Method that applies an Index-linked Credit equal to the Index Performance, if the Index Performance is positive, not to exceed the Cap Rate. If the Index Performance is zero or negative, no Index-linked Credit is applied.

Code—The Internal Revenue Code of 1986, as amended.

Consideration—A premium payment, or a portion thereof and/or, if allowable, a transfer amount from an Investment Division.

Fixed Account—An account that is credited with a fixed interest rate which NYLIAC declares and is not part of the Separate Account.

Fixed Account Accumulation Value—The sum of premium payments and, if allowable, transfers allocated to the Fixed Account, plus interest credited on those premium payments and, if allowable, transfers, less any transfers and partial withdrawals from the Fixed Account, and less any surrender charges and policy service charges and rider charges assessed on and deducted from the Fixed Account. The cash surrender value will never be less than the Fixed Account portion of the Nonforfeiture Value.

Flat Rate– The percentage used to calculate the Index-linked Credit applied to a Segment that uses the Flat Rate Method. Flat Rates for the Initial Term Index-linked Strategies are set forth in your policy’s Data Pages. We set Flat Rates for Recurring Term Index-linked Strategies periodically.

Flat Rate Method– An Interest Crediting Method that applies an Index-linked Credit equal to the Flat Rate if the Index Performance is equal to or greater than zero. If Index Performance is negative, no Index-linked Credit is applied.

Fund– A mutual fund that has multiple series or Portfolios.

Good Order—Good Order is the standard that we apply when we determine whether an instruction is satisfactory. An instruction will be considered in Good Order if it complies with our administrative procedures and is sufficiently complete and clear that we do not need to exercise any discretion to follow such instruction or complete the transaction and that it complies with all relevant laws and regulations We may delay or reject a request if it is not in Good Order. Good Order means the actual receipt by us of instructions relating to the requested transaction in writing or by other means we then permit (such as by telephone or electronic transmission), along with all forms and other information or documentation necessary to complete the request.

Income Payments—Periodic payments NYLIAC makes after the Annuity Commencement Date.

Index (indices or Indexes)—The securities index (indices or indexes) the performance of which is used in determining the Index-linked Credit on the Segment Maturity Date. For each allocation to the Index-linked Account, you choose an Index and an Interest Crediting Method.

Index-linked Account—An account offering investments in one or more Index-linked Strategies. The Index-linked Account is not part of the Separate Account. The Index-linked Account is supported by assets in NYLIAC’s general account, which are subject to the claims of our general creditors.

Index-linked Account Accumulation Value—The sum of the Premium Payment and transfers allocated to the Index-linked Account, plus interest credited on those amounts, less any transfers and partial withdrawals from the Index-linked Account, and less any surrender charges assessed on and deducted from the Index-linked Account.

Index-linked Credit—The amount we may credit to a Segment in the Index-linked Account, as a percentage of the Segment Value on the Segment Maturity Date. The Index-linked Credit is determined by the Interest Crediting Method and Index you choose.

Index-linked Strategy(ies)—The Allocation Options in the Index-linked Account, consisting of Initial Term Strategies and Recurring Term Strategies.

Index Performance—The percentage change in the Index Value measured from the Segment Start Date to any day, including the Segment Maturity Date. Index Performance can be positive, zero or negative.

Index Value—On each Business Day, Index Value is the published closing value of an Index on that Business Day. The Index Value on any day that is not a Business Day is the value as of the next Business Day. The Index Value does not include dividends paid by the companies issuing the stocks comprising the Index.

Initial Term Strategies—Index-linked Account Allocation Options, available only when you purchase your policy, made up of a series of Segments with the same Interest Crediting Method, Index, and Cap Rate or Flat Rate. The number of Segments in an Initial Term Strategy is the same as the number of years in the Surrender Charge Period.

Interest Crediting Method—The method for determining the amount of interest, if any, that will be used to calculate the Index-linked Credit. Currently we offer two methods, the Cap Rate Method and the Flat Rate Method. We may offer other Interest Crediting Methods or stop offering currently available Interest Crediting Methods for new Segments in the future.

Investment Division—The variable investment options available under the policy. Each Investment Division invests exclusively in shares of a specified Portfolio.

Life Income – Guaranteed Period Payment Option–The default Income Payment option available under this policy. Monthly payments made under this option are made over the life of the Annuitant(s) with a guarantee of 10 years of payments, even if the Annuitant dies before the 10-year period has expired.

M&E Charge—Mortality and Expense Risk and Administrative Costs Charge. Also referred to as a “Base Contract Charge.”

New York Life Annuities Service Center—The New York Life Annuities Service Center provides service for New York Life IndexFlex Variable Annuity – FP Series policies.

Non–Qualified Policies—Policies that are not available for use by individuals in connection with employee retirement plans intended to qualify for special federal income tax treatment under Sections 408, and 408A of the Code. Non–Qualified Policies include policies issued for other retirement plans or arrangements, including plans qualifying under Section 401(a) of the Code.

Nonforfeiture Rate—The rate used to calculate the Fixed Account and Index-linked Account Nonforfeiture Values as shown on the Policy Data Page.

Nonforfeiture Value—The total Nonforfeiture value is equal to the sum of the Nonforfeiture Value of the Fixed Account and the Index-linked Account (“Non-Variable Accounts”). For each Non-Variable Account, the Nonforfeiture Value is equal to 87.50% of the Consideration(s) allocated to that Account, accumulated at the Nonforfeiture Rate since the Payment Date or transfer date, minus any amounts withdrawn or transferred from that Account and adjusted for transfers to or from another Non-Variable Account on the date of withdrawal or transfer, accumulating at the

Nonforfeiture Rate since the date of withdrawal or transfer. This definition is different for policies issued in New York. For more information, see Appendix 3.

NYLIAC, we, our or us—New York Life Insurance and Annuity Corporation.

Owner (you, your)—The individual(s) or entity(ies) designated as the Owner in the policy or as subsequently changed, who is entitled to exercise all rights under the policy.

Policy Anniversary—An anniversary of the Policy Date shown on the Policy Data Page.

Policy Data Page—Page 2 of the policy which contains the policy specifications.

Policy Date—The date from which we measure Policy Years, quarters, months, and Policy Anniversaries. It is shown on the Policy Data Page.

Policy Year—A year starting on the Policy Date. Subsequent Policy Years begin on each Policy Anniversary, unless otherwise indicated.

Portfolios—The mutual fund portfolios in which the corresponding Investment Divisions invest.

Qualified Policies—Policies for use by individuals under employee retirement plans that are intended to qualify for special federal income tax treatment under Sections 403(b), 408, and 408A of the Code. Qualified Policies do not include policies issued for any other retirement plans or arrangements, including plans qualifying under Section 401(a) of the Code.

Return of Premium Death Benefit— The premium payment under this policy reduced by any Return of Premium Death Benefit Proportional Withdrawals.

Return of Premium Death Benefit Proportional Withdrawal—An amount equal to the amount withdrawn from this Policy (including any amount withdrawn that may include surrender charges), divided by this Policy’s Accumulation Value immediately preceding the withdrawal, multiplied by the Return of Premium Death Benefit immediately preceding the withdrawal.

Recurring Term Strategies— Index-linked Account Allocation Options each consisting of one Segment, with an Interest Crediting Method and Index that you choose, and the Cap Rate or Flat Rate in effect as of the Segment Start Date.

Segment— The unit of investment for the Index-linked Account, each lasting for a one-year period during which Index Performance is measured. Your Accumulation in the Index-linked Account consists of Segments.

Segment Maturity Date— The last day of a Segment.

Segment Start Date— The first day of a Segment.

Segment Value— For each Segment, the Segment Value on the Segment Start Date is the amount in the Segment on the Segment Start Date. On any other date, the Segment Value is equal to the Segment Value as of the previous day reduced by any subsequent withdrawal, any surrender charge, and increased on the Segment Maturity Date by the amount of an Index-linked Credit, if any. If a Segment Start Date or Segment Maturity Date is not a Business Day, the Segment Value is determined on the next Business Day.

Separate Account—NYLIAC Variable Annuity Separate Account–III, a segregated asset account we established to receive and invest premium payments paid under the policies. The Separate Account’s Investment Divisions, in turn, purchase shares of Portfolios.

Standard Death Benefit – The death benefit that comes standard under the base policy. It guarantees that your beneficiaries will receive the greater of: (i) your Accumulation Value; or (ii) the Return of Premium Death Benefit.

Suitability Standards—The criteria used to evaluate whether a recommended transaction, relating to your policy, is suitable and/or in your best interests.

Surrender Charge Free Amount – You may withdraw a certain amount from your policy each Policy Year without having to pay a surrender charge on that amount. This Surrender Charge Free Amount is the greater of: (a) 10% of your Accumulation Value as of the last Policy Anniversary (10% of the premium payment if the withdrawal is made in the first Policy Year) less any prior free withdrawals during the Policy Year or; (b) 10% of your current Accumulation Value less any prior free withdrawals during the Policy Year, without a surrender charge.

Surrender Charge Period – The period during which a partial withdrawal or surrender could be subject to a surrender charge. The Surrender Charge Period for this policy is the first five, six or seven Policy Years, depending on the Surrender Charge Period you choose.

Variable Accumulation Value—The sum of the current Accumulation Unit value(s) for each of the Investment Divisions multiplied by the number of Accumulation Units held in the respective Investment Division.

VPSC—The Variable Products Service Center.

IMPORTANT INFORMATION YOU SHOULD CONSIDER ABOUT THE POLICY

	FEES AND EXPENSES			LOCATION IN PROSPECTUS

Charges for Early Withdrawal

There are charges for early withdrawal for the first 5, 6, or 7 years you hold the policy, depending on whether you selected a 5, 6, or 7-year Surrender Charge Period. If you withdraw more than the Surrender Charge Free Amount from your policy during the Surrender Charge Period you selected, you will be assessed a surrender charge. The maximum surrender charge is 8% of the amount withdrawn during the first two Policy Years, declining to 0% over the Surrender Charge Period you selected. For policies with a 7-year Surrender Charge Period, the maximum surrender charge declines from 8% to 0% over 7 years. For policies with a 6-year Surrender Charge Period, the maximum surrender charge declines from 8% to 0% over a 6-year period. For policies with a 5-year Surrender Charge Period, the maximum surrender charge declines from 8% to 0% over a 5-year period. For example, if you make an early withdrawal within the first Policy Year, you could pay a surrender charge of up to $8,000 on a $100,000 investment.

CHARGES AND DEDUCTIONS – Transaction Expenses – Surrender Charges

Transaction Charges

We reserve the right to assess a transaction charge if you transfer cash value between investment options more than 12 times a year, or if a premium payment is returned for insufficient funds. A loan processing fee may apply if you take a policy loan. Although we do not currently charge for such transactions, we reserve the right to charge up to $30 per transaction.

CHARGES AND DEDUCTIONS – Transaction Expenses

Ongoing Fees and Expenses (annual charges)

The table below describes the fees and expenses that you may pay each year, depending on the options you choose. Please refer to your Policy Data Page for information about the specific fees you will pay each year based on the options you have elected.

CHARGES AND DEDUCTIONS – Annual Policy Expenses

ANNUAL FEE

		Minimum	Maximum

	Base contract[1] If you elect the 5 Year surrender Charge period If you elect the 6 Year Surrender Charge Period If you elect the 7 Year Surrender Charge Period	1.30% 1.25% 1.20%	1.30% 1.25% 1.20%	CHARGES AND DEDUCTIONS – Annual Policy Expenses

	Investment options (Portfolio fees and expenses)[2]	—%	—%	CHARGES AND DEDUCTIONS – Annual Portfolio Expenses

[1] As a percentage of Accumulation Value in the Separate Account. There is no fee for investments in the Index-linked Account or Fixed Account.

[2] As a percentage of average net Portfolio assets. The range in fees and expenses is for the year ended December 31, 2021. This range changes from year to year.

ANNUAL FEE

Because your policy is customizable, the choices you make affect how much you will pay. To help you understand the cost of owning your policy, the following table shows the lowest and highest cost you could pay eachyear, based on current charges. This estimate assumes that you do not take withdrawals from the policy, which could add surrender charges that substantially increase costs.*

	LOWEST ANNUAL COST: $1,463.60	HIGHEST ANNUAL COST $2,378.84

Assumes:

•  Investment of $100,000

•  5% annual appreciation

•  Least expensive combination of Base Contract Charges and Portfolio fees and expenses

•  No optional benefits

•  No sales charges

•  No transfers or withdrawals

Assumes:

•  Investment of $100,000

•  5% annual appreciation

•  Most expensive combination of Base Contract Charges, optional benefits, and Portfolio fees and expenses

•  No sales charges

•  No transfers or withdrawals

*There are no fees associated with investments in the Index-linked Account or the Fixed Account.
	RISKS		Location in Prospectus

Risk of Loss	You can lose money by investing in this policy.		PRINCIPAL RISKS

Not a Short-Term Investment

This policy is not designed for short-term investing and is not appropriate for an investor who readily needs access to cash. Surrender charges apply for up to 7 years following your premium payment. They will reduce the value of your policy if you withdraw money during that time. The benefits of tax deferral and living benefit protections also mean the policy is more beneficial to investors with a long time horizon.

PRINCIPAL RISKS

Risks Associated with Investment Options

•  An investment in this policy is subject to the risk of poor investment performance and can vary depending on the performance of the variable investment options (e.g., Portfolios) and guaranteed options (e.g., the Index-linked Account and the Fixed Account) you choose.

•  Each variable investment option has its own unique risks.

•  You cannot lose money on an investment in the Index-linked Account, but Index-linked Credits are not guaranteed.

•  The Index-linked Credit, if any, on a Segment in the Index-linked Account is limited by a Cap Rate or a Flat Rate, which means the return on your investment could be lower than if you had invested directly in a mutual fund or exchange traded fund designed to track the performance of the Index and the performance is greater than the Cap Rate or Flat Rate.

•  You should review the prospectuses for the available Portfolios, and the descriptions in this prospectus of the Index-linked Account and the Fixed Account, before making an investment decision.

PRINCIPAL RISKS

Insurance Company Risks

An investment in the policy is subject to the risks related to NYLIAC, including that any obligations, guarantees, and benefits of the policy are subject to the claims-paying ability of NYLIAC. If NYLIAC experiences financial distress, it may not be able to meet its obligations to you. More information about NYLIAC is available upon request from NYLIAC by calling 1-800-598-2019 (for New York Life IndexFlex Variable Annuity policies) or the New York Life Annuities Service Center at (800) 762-6212 (for New York Life IndexFlex Variable Annuity – FP Series policies).

PRINCIPAL RISKS
	RESTRICTIONS	Location in Prospectus

Investments

•  You can invest in Initial Term Strategies only when you purchase the policy. Recurring Term Strategies are available beginning on the day after the policy issue date.

•  We reserve the right to charge $30 for each transfer when you transfer money between Investment Divisions in excess of 12 times in a Policy Year.

•  We reserve the right to limit transfers in circumstances of frequent transfers or to prevent market timing.

•  We reserve the right to remove, close or substitute Portfolios as investment options that are available under the policy.

•  You can transfer from an Investment Division and the Fixed Account to a Recurring Term Strategy in the Index-linked Account only twice a year.

•  You cannot have more than 20 active Segments in your Policy at one time.

•  You can make transfers out of a Segment to another investment option only on the Segment Maturity Date.

PRINCIPAL RISKS

Optional Benefits

•  Certain optional benefits are only available after your policy has been in force for at least one year.

•  You are required to have a minimum Accumulation Value for some optional benefits. See “DESCRIPTION OF BENEFITS –Living Needs Benefit/Unemployment Rider” and “DESCRIPTION OF BENEFITS – Living Needs Benefit/Surrender Charge Reduction Rider” for more information.

•  Certain optional benefits are not available if you have attained age 86 on the Policy date.

•  We may modify or discontinue an optional benefit at any time.

BENEFITS AVAILABLE UNDER THE POLICIES
	TAXES	Location in Prospectus

Tax Implications

•  Consult with a tax professional to determine the tax implications of an investment in, withdrawals from and surrenders of this policy.

•  If you purchase the policy through a tax–qualified plan or individual retirement account (IRA), such plan or IRA already provides tax deferral under the Code and there are fees and charges in an annuity that may not be included in such other investments. Therefore, the tax deferral of the annuity does not provide additional benefits.

•  A premium payment that is made on a pre–tax basis as well as earnings on your policy are taxed at ordinary income tax rates when you withdraw them, and you may have to pay a 10% penalty tax if you take a withdrawal before age 59 1⁄2.

FEDERAL TAX MATTERS

	CONFLICTS OF INTEREST	Location in Prospectus

Investment Professional Compensation

Your registered representative may receive compensation for selling this policy to you, in the form of commissions, asset–based compensation, allowances for expenses, and other compensation programs. Your registered representative may have a financial incentive to offer or recommend this policy over another investment.

DISTRIBUTION AND COMPENSATION ARRANGEMENTS

Exchanges

Your registered representatives may have a financial incentive to offer you a new policy in place of the one you own. You should consider exchanging your policy if you determine, after comparing the features, fees, and risks of both policies, that it is in your best interest to purchase the new policy rather than continue to own your existing policy.

THE POLICIES – Tax–Free Section 1035 Exchanges

OVERVIEW OF THE POLICY

Q.	What is this policy, and what is it designed to do?

A.

The New York Life IndexFlex Variable Annuity and the New York Life IndexFlex Variable Annuity—FP Series policies are substantially identical. The only difference is in the riders available through each policy. The policy available to you depends on where you purchase it. New York Life IndexFlex Variable Annuity policies are sold by registered representatives of NYLIFE Securities, an affiliate of NYLIAC. New York Life IndexFlex Variable Annuity – FP Series policies are sold by registered representatives of independent broker-dealers that are not affiliated with NYLIAC. The policies are designed to assist individuals with their long-term retirement planning or other long-term needs through investments in a variety of Allocation Options, which include variable, index-linked and guaranteed investments, during an accumulation (savings) phase of the policy. The policies also offer a death benefit to protect your designated Beneficiaries. You can also elect to supplement your retirement income by converting your Accumulation Value into a stream of Income Payments (sometimes called annuity payments). The policies are only appropriate if you have a long investment time horizon. They are not intended for people who may need to make early or frequent withdrawals or intend to engage in frequent trading in the Portfolios.

Q.	How do I accumulate assets in the policy and receive income from the policy?

A.	Your policy has two phases:

•	the accumulation (savings) phase, when your premium payment is invested in the Investment Divisions, Index-linked Account and Fixed Account, and

•	the annuity (income) phase, when we make Income Payments to you.

Accumulation (Savings) Phase

During the accumulation (savings) phase of the policy, you can allocate your premium payment among:

•

One or more Investment Divisions. Each Investment Division invests in a corresponding (mutual fund) Portfolio, each of which has its own investment strategies, investment adviser(s), expense ratios, and returns. A list of Portfolios is provided in APPENDIX 1: Portfolios Available Under the Policy;

•	a Fixed Account, which offers a guaranteed fixed interest rate for one–year periods; and

•

Index-linked Strategies, which offer an annual interest credit that is based on the performance of an Index over a one-year period called a Segment. If Index Performance is negative during a Segment, no interest will be credited, but you will not lose money. The Index-linked Strategies consist of Initial Term Strategies, which are available only at time of purchase, and Recurring Term Strategies, which are available, beginning the day after the Policy Issue Date, for transfer from the Investment Divisions, the Fixed Account or another Index-linked Strategy on its Segment Maturity Date.

•

Initial Term Strategies. Each Initial Term Strategy is made up of a series of Segments with the same Interest Crediting Method, Index, and Cap Rate or Flat Rate. The duration of an Initial Term Strategy equals the Surrender Charge Period you choose for the policy. The Cap Rates and Flat Rates for the Initial Term Strategies are in the Policy Data Pages.

•

Recurring Term Strategies. Each Recurring Term Strategy consists of one Segment with an Interest Crediting Method and Index, at the Cap Rate or Flat Rate in effect for Recurring Term Strategies at the time of transfer. Recurring Term Strategies have a one-year duration.

•

Interest Crediting Methods. The currently available Interest Crediting Methods are the Cap Rate Method and the Flat Rate Method. The currently available Indexes are the S&P 500® Index (Price Return Index) and the Russell 2000® Index (Price Return Index). The Indexes do not reflect dividends paid by the companies that make up the Indexes. As of the Segment Maturity Date, each Segment is eligible for an Index-linked Credit based on Index Performance from the Segment Start Date to the Segment Maturity Date. With the Cap Rate Method, the Index-linked Credit will use the Index Performance, if that Index Performance does not exceed the Cap Rate. If Index Performance exceeds the Cap Rate, the Index-linked Credit will use the Cap Rate. With the Flat Rate Interest Crediting Method, the Index-linked Credit will use the Flat Rate, if the Index Performance is zero or positive. With either Interest Crediting Method, if Index Performance is negative, the Index-linked Credit will be zero. The Index-linked Credit will be calculated as a percentage of Segment Value on the Segment Maturity Date and applied on the Segment Maturity Date. The Index-linked Credit will never be negative.

Annuity (Income) Phase

You can elect to annuitize your policy and turn your Accumulation Value into a fixed stream of Income Payments (sometimes called annuity payments) from NYLIAC. If you do that, we will make payments over the life of the Annuitant(s) or for a minimum of 10 years, even if the Annuitant dies sooner. This is called the Life Income – Guaranteed Period Payment Option. We may offer other options, at our discretion, where permitted by state law. We do not currently offer variable Income Payment options.

Please note that when you annuitize your policy and convert your Accumulation Value to Income Payments, you can no longer withdraw money at will from your policy. However, you may elect partial annuitization and apply a portion of your Accumulation Value towards one of the Income Payment options we may offer, while the remainder of the policy can remain invested in your Allocation Options and will continue to provide the opportunity to accumulate Accumulation Value on a tax-deferred basis. With partial annuitization, you will not be eligible for an Index-linked Credit on any amounts in the Index-linked Account that you convert to Income Payments. All benefits (including guaranteed minimum death benefits and living benefits) terminate when you annuitize your entire Accumulation Value.

Q.	What are the policy’s primary features and options?

Choice of Surrender Charge Period. When you purchase a policy, you choose the length of the period during which a surrender charge could be assessed for a partial withdrawal from or surrender of the policy. The choices are 5, 6, or 7 years. The Surrender Charge Period will affect the Base Contract Charges for any amounts you allocate to the Investment Divisions, as well as the number of years a Cap Rate or Flat Rate is guaranteed in an Initial Term Strategy in the Index-linked Account. When choosing a Surrender Charge Period, you should consider how you intend to use the policy, including whether you intend to invest in the Initial Term Strategies, how the Cap Rates and Flat Rates vary depending on the length of the Initial Term Strategies, how much you invest in the Initial Term Strategies relative to the Investment Divisions, the length of your investment horizon, and your possible need to make withdrawals that exceed the surrender charge free amount during the Surrender Charge Period. These and other factors will affect your potential policy performance and the fees you pay. Your registered representative can help you determine which Surrender Charge Period is appropriate for you.

Accessing your money. Until you annuitize (begin Income Payments), you have full access to your money. You can choose to withdraw part or all of your Accumulation Value at any time (through partial withdrawals, periodic partial withdrawals, hardship withdrawals or surrendering the policy). However, if you withdraw more than the Surrender Charge Free Amount during the Surrender Charge Period before age 59-1⁄2, you may have to pay a surrender charge and/or taxes, including tax penalties (see “CHARGES AND DEDUCTIONS—Transaction Expenses—Exceptions to Surrender Charges”).

Transfers to and from the Index-linked Account. You can transfer from the Investment Divisions and the Fixed Account to a Recurring Term Strategy up to two times during a Policy Year, so long as a transfer would not create more than twenty active Segments in the Index-linked Account at one time. Multiple transfers on the same Business Day are counted as one transfer. You can transfer from an Initial Term Strategy or a Recurring Term Strategy to an Investment Division or the Fixed Account only as of a Segment Maturity Date. We reserve the right to limit the number of transfers out of the Index-linked Account (see “THE POLICIES – Transfers” for more information). You can also make transfers within the Index-linked Account, from any Initial Term Strategy or Recurring Term Strategy to a new Recurring Term Strategy, as of the Segment Maturity Date.

Tax treatment. Your premium payments accumulate on a tax–deferred basis. This means your earnings are not taxed until you take money out of your policy, such as when (1) you make a withdrawal; (2) you receive an Income Payment from the policy; or (3) upon payment of a death benefit.

Death benefits. Your policy includes a Standard Death Benefit that will pay your designated Beneficiary(ies) the greater of: (i) the Accumulation Value, or (ii) your premium payment, reduced by proportional withdrawals.

Optional benefits that occur during your lifetime.

•	Living Needs Benefit/Unemployment and Living Needs Benefit Surrender Charge Reduction

Benefits. At no additional charge, we include a Living Needs Benefit/Unemployment Rider with all New York Life IndexFlex Variable Annuity policies, and a Living Needs Benefit Surrender Charge Reduction rider with all New York Life IndexFlex Variable Annuity – FP Series policies. These benefits increase the amount that can be withdrawn from your policy without a surrender charge when certain qualifying events occur.

•

Home Health Care Benefit (available only with New York Life IndexFlex Variable Annuity policies). The benefit increases the amount of a partial withdrawal or full surrender that is free of surrender charges (from 10 percent to 20 percent) if you begin receiving home health care services from a home health care provider, as recommended by a licensed physician.

Electronic Delivery. You may elect to receive electronic delivery of current prospectuses related to this policy, as well as other policy–related documents.

BENEFITS AVAILABLE UNDER THE POLICIES

The following tables summarize information about the benefits available under the policy.

STANDARD DEATH BENEFIT

(automatically included with the policy)

NAME OF BENEFIT	PURPOSE	MAXIMUM FEE	BRIEF DESCRIPTION OF RESTRICTIONS/ LIMITATIONS

Standard Death Benefit	Guarantees your beneficiaries will receive a benefit at least equal to the greater of: (i) your Accumulation Value, or (ii) your total premium payment reduced by proportional withdrawals.	No additional charge	• Withdrawals could significantly reduce the benefit.

OPTIONAL BENEFITS INCLUDED WITH ALL INDEXFLEX VARIABLE ANNUITY POLICIES AT NO

ADDITIONAL COST

NAME OF BENEFIT	PURPOSE	MAXIMUM FEE	BRIEF DESCRIPTION OF RESTRICTIONS/ LIMITATIONS

Living Needs Benefit / Unemployment Rider

Waives Surrender Charges if the Owner experiences certain “qualifying events” such as: (i) confinement to a health care facility for 60 consecutive days;

(ii) terminal illness; or

(iii) disability. If the Owner becomes unemployed, the rider waives Surrender Charges on a one-time withdrawal of up to 50% of your Accumulation Value.

None

•  Policy must have been in force for at least one year and have a minimum Accumulation Value of $5,000.

•  Qualifying Event (as defined in the rider) must occur after the Policy Date.

•  Not available if any Owner has attained age 86 on the Policy Date.

•  Not available with IndexFlex Variable Annuity-FP Series policies.

•  The unemployment portion of the rider is not available in all states.

Home Health Care Rider	Provides for an increase in the amount of a partial withdrawal or full surrender that is free of surrender charges (from 10 percent to 20 percent) if you begin receiving Home Health Care Services provided by a Home Health Care Provider, as recommended by a licensed physician.	None

•  You must have received Home Health Care Services for at least 60 days during the six-month period preceding the partial withdrawal or full surrender. The Home Health Care Provider must be an organization or individual that is licensed to provide home health care to chronically ill individuals in their home or residence

NAME OF BENEFIT	PURPOSE	MAXIMUM FEE	BRIEF DESCRIPTION OF RESTRICTIONS/ LIMITATIONS

for an hourly or daily charge. • Not available with IndexFlex Variable Annuity-FP Series policies.

OPTIONAL BENEFITS INCLUDED WITH ALL INDEXFLEX VARIABLE ANNUITY – FP SERIES

POLICIES AT NO ADDITIONAL COST

NAME OF BENEFIT	PURPOSE	MAXIMUM FEE	BRIEF DESCRIPTION OF RESTRICTIONS/ LIMITATIONS

Living Needs Benefit Surrender Charge Reduction Rider

This rider provides for an increase in the amount that can be withdrawn from the policy without a surrender charge, when the owner experiences certain qualifying events, such as (i) confinement to a health care facility for 60 consecutive days;

(ii) terminal illness; or

(iii) disability.

None

•  Policy must have been in force for at least one year and have a minimum Accumulation Value of $5,000.

•  Qualifying Event (as defined in the rider) must occur after the Policy Date.

•  Not available if any Owner has attained age 86 on the Policy Date.

•  Not available with IndexFlex Variable Annuity policies.

•  Not available in all states.

BUYING THE POLICY

Q.	How do I purchase the New York Life IndexFlex Variable Annuity or New York Life IndexFlex Variable Annuity – FP Series policy?

A.

To purchase a policy, you must complete an application. Your registered representative will submit your application, along with your initial premium payment, to us. Acceptance of applications is subject to NYLIAC’s rules. We reserve the right to reject any application or initial premium payment.

Q.	How much can I contribute and how are my premium payments invested?

A.	You may allocate the premium payments to the Investment Divisions, up to 4 Initial Term Strategies in the Index-linked Account, and the Fixed Account.

The minimum premium payment is $10,000, unless we permit otherwise. You cannot make additional premium payments; however, additional payments identified in your application, and received by us in Good Order, in the 90-day period after the Policy Date, will be added to your premium payment. The maximum premium payment we accept without prior approval from NYLIAC is $3,000,000 for a New York Life IndexFlex Variable Annuity policy, or $1,000,000 for a New York Life IndexFlex Variable Annuity- FP Series policy. You must allocate a minimum of $500 to an Initial Term Strategy.

For Qualified Policies, your premium payment cannot exceed the amount permitted by the plan or applicable law.

Q.	When will any premium payment be credited to my account?

A.

If the application is in Good Order, we will issue the policy and allocate your premium payment to the Allocation Options you have selected within two Business Days after we receive it. If your application is not in Good Order, we may delay issuing your policy and crediting your account while we obtain the missing information. However, we will not hold your initial purchase payment for more than five Business Days without your permission. Additional payments identified in your application, and received by us in Good Order, in the 90-day period after the Policy Date, will be added to your premium payment. These additional payments will be credited to the Investment Divisions and the Fixed Account on the Business Day we receive them. If you chose one or more Initial Term Strategies as Allocation Options, these additional payments will be credited to the Index-linked Strategies as of the Policy Date.

We do not accept subsequent premium payments.

Acceptance of the premium payment is subject to our suitability standards that are used to determine whether a recommended transaction is suitable for you.

MAKING WITHDRAWALS: ACCESSING MONEY IN YOUR POLICY

Q.	Can I access the money in my account during the Accumulation (Savings) Phase?

A.

During the accumulation (savings) phase of your policy, you have full access to your money. You can choose to withdraw your Accumulation Value at any time (although if you withdraw amounts early, you may have to pay a surrender charge and/or taxes, including tax penalties).

You can access the money in your policy by making a withdrawal, which will reduce the Accumulation Value of your policy (including the amount of your death benefit). However, withdrawing the Accumulation Value of your policy below a certain level will terminate your policy.

Amounts withdrawn from an Index-linked Strategy before the Segment Maturity Date will not receive an Index-linked Credit.

Q.	Are there limitations and consequences associated with taking money out of my policy during the Accumulation (Savings) Phase?

A. Yes. These limitations and consequences include:

Limitations on withdrawal amounts

The minimum amount you can withdraw is $500, unless we agree otherwise. Currently, online withdrawals cannot exceed $25,000. If you request a withdrawal for amounts greater than $50,000, we may require the request in writing or require additional verification of your identity.

Surrender charges and taxes	As described above, there may be surrender charge and tax consequences when you take out money.
Negative impact of withdrawal on benefits and guarantees of your policy

A withdrawal may have a negative impact on certain standard benefits or optional benefits that you may elect. It may reduce the value of or even terminate certain benefits. A withdrawal may also be a taxable transaction and a 10% penalty tax could be applicable.

Q.	What is the process to request a withdrawal of money from my policy?

A. You can request to withdraw a portion of your Accumulation Value or surrender your policy in full at any time before the Annuity Commencement Date and while the Annuitant is living. If you want to surrender your policy, you must send us a written request in Good Order at one of the below addresses. If you only want to withdraw a portion of your Accumulation Value, you can either request a partial withdrawal online at www.neworklife.com or by telephone at 1-800-598-2019 (for New York Life IndexFlex Variable Annuity policies); or online at www.newyorklifeannuities.com or by telephone at 1-800-762-6212 (for New York Life IndexFlex Variable Annuity – FP Series policies); or by sending us a written request Good Order at one of the following addresses:

	New York Life Index Flex Variable Annuity	New York Life Index Flex Variable Annuity – FP Series

Surrender or Withdrawal Requests Regular Mail	NYLIAC Variable Products Service Center Madison Square Station P.O. Box 922 New York, NY 10159	NYL Annuities – TPD Mail Code 7390 P.O. Box 7247 Philadelphia, PA 19170-7390

Surrender or Withdrawal Requests Express Mail	NYLIAC Variable Products Service Center 51 Madison Avenue Floor 3B, Room 0304 New York, NY 10010	NYL Annuities – TPD 400 White Clay Center Drive Attention: LOCKBOX 7390 Newark, DE 19711

Generally, withdrawal or surrender requests received in Good Order before the end of the Business Day will be processed that day. If we receive your request after the close of the Business Day, or on a day that is not a Business Day, your requested payment will be processed the next Business Day. Generally, NYLIAC will pay all surrenders or withdrawals within seven days of receipt of all required information in Good Order.

Q.	Can I access the money in my account during the Annuity (Income) Phase?

A.

You can elect to annuitize your policy and turn your Accumulation Value into a fixed stream of Income Payments (sometimes called annuity payments) from NYLIAC. If you do that, payments will be made over the life of the Annuitant(s) and are guaranteed for 10 years, even if the Annuitant dies sooner. This is called the Life Income – Guaranteed Period Payment Option. We may offer other options at our discretion. Once you annuitize, your Accumulation Value will be converted to Income Payments and you may no longer withdraw money at will from your policy.

You may, however, elect partial annuitization and apply a portion of your Accumulation Value towards one of the Income Payment options we may offer, while the remainder of your Accumulation Value can remain invested in your Allocation Options and will continue to provide the opportunity to accumulate Accumulations Value on a tax-deferred basis. All benefits (including guaranteed minimum death benefits and living benefits) terminate when you annuitize your entire Accumulation Value.

ADDITIONAL INFORMATION ABOUT FEES

The following tables describe the fees and expenses that you will pay when buying, owning, making withdrawals, and surrendering the policy. Please refer to your Policy Data Page for information about the specific fees you will pay each year based on the options you have elected.

The first table describes the fees and expenses that you will pay at the time that you buy the policy, make withdrawals or surrender the policy, or transfer Accumulation Value between investment options. State premium taxes may also be deducted.

Transaction Expenses

Surrender Charges (as a percentage of amount withdrawn). Applied to amounts in excess  of the

Surrender Charge Free Amount that you may withdraw each Policy Year.

Payment Year	1	2	3	4	5	6	7	8+

Surrender Charge (7-year Surrender Charge Period)	8.00%	8.00%	7.00%	6.00%	5.00%	4.00%	3.00%	0.00%

Surrender Charge (6-year Surrender Charge Period)	8.00%	8.00%	7.00%	6.00%	5.00%	4.00%	0.00%	0.00%

Surrender Charge (5-year Surrender Charge Period)	8.00%	8.00%	7.00%	6.00%	5.00%	0.00%	0.00%	0.00%

Other Transaction Charges	Guaranteed maximum fee	Current fee

Transfer Fee (charged for transfers in excess of 12 in a policy year)	$30	$0

Payments Returned for Insufficient Funds	$20	$0

The next table describes the fees and expenses that you will pay each year during the time that you own the policy (not including Portfolio fees and expenses).

Annual Policy Expenses

Base Contract Charges (as a percentage of daily average Variable Accumulation Value)

Annual Fee	Minimum	Maximum

If you elect the 5 Year Surrender Charge Period If you elect the 6 Year Surrender Charge Period If you elect the 7 Year Surrender Charge Period	1.30% 1.25% 1.20%	1.30% 1.25% 1.20%

The next table shows the minimum and maximum total operating expenses charged by the Portfolios that you may pay periodically during the time that you own the policy. The expenses may be higher or lower in the future. A complete list of Portfolios available under the policy, including their annual expenses, may be found in APPENDIX 1.

Annual Portfolio Expenses

	Minimum	Maximum

Expenses that are deducted from the Portfolio assets, including management fees, distribution and/or service (12b-1) fees, and other expenses as of December 31, 2021.[1]

Before fee waivers and expense reimbursements	[....]%	[....]%

After fee waivers and expense reimbursements[2]	[....]%	[....]%

1	Shown as a percentage of average net assets for the fiscal year ended December 31, 2021.

2	Fee waivers and expense reimbursements are generally expected to continue through April 30, 2023 and may be terminated at any time at the option of the Portfolio company.

Example

This example is intended to help you compare the cost of investing in the policy with the cost of investing in other variable annuity policies. These costs include transaction expenses, annual policy expenses and Annual Portfolio Expenses.

This example assumes that you invest $100,000 in the policy for the time periods indicated. This example also assumes that your investment has a 5% return each year, and assumes the most expensive combination of Base Contract Charges and Annual Portfolio Expenses, and no allocation to the Index-linked Account or the Fixed Account. Although your actual costs may be higher or lower, based on these assumptions your costs would be:

	Years
	1 yr	3 yr	5 yr	10 yr

If you surrender your policy at the end of the applicable time period:	$10,171.39	$15,350.14	$19,712.56	$31,075.83

If you annuitize at the end of the applicable time period:	$10,171.39	$8,627.89	$14,698.73	$31,075.83

If you do not surrender your policy:	$2,814.00	$8,627.89	$14,698.73	$31,075.83

APPENDIX 1

Portfolios Available Under the Policy

The following is a list of Portfolios available under the policy, which is subject to change, as discussed in the prospectus. Depending on the optional benefits you choose, you may not be able to invest in certain Portfolios. You can find the prospectuses and other information about the Portfolios online at https://dfinview.com/NewYorkLife/TAHD/indexflex. You can also request this information at no cost by calling the VPSC at 800-598-2019 (for IndexFlex Variable Annuity policies) or the NYL Annuities - TPD at 800-762-6212 (for IndexFlex Variable Annuity - FP Series policies) or by sending an email request with your name and mailing address to IndexFlexProspectus@newyorklife.com.

You may allocate your premium payment or other Accumulation Value to any of the Investment Divisions, in addition to the Index-linked Account and the Fixed Account.

The current expenses and performance information below reflects fees and expenses of the Portfolios but does not reflect the other fees and expenses that your policy may charge. Expenses would be higher and performance would be lower if these charges were included. Each Portfolio’s past performance is not necessarily an indication of future performance.

Type	Portfolio Adviser/Sub–adviser	Current Expenses*	Average Annual Total Returns (as of 12/31/20)
			1 year	5 year	10 year

Asset Allocation	MainStay VP Income Builder — Service Class Adviser: New York Life Investments / Subadvisers: Epoch Investment Partners, Inc. (“Epoch”) and MacKay Shield LLC (“MacKay”)	0.88%	7.71%	7.98%	7.92%

Asset Allocation	MainStay VP Janus Henderson Balanced — Service Class Adviser: New York Life Investments / Subadviser: Janus Capital Management LLC (“Janus”)	0.83%	14.03%	11.55%	N/A

Large Cap Equity	MainStay VP MacKay S&P 500 Index — Service Class Adviser: New York Life Investments / Subadviser: MacKay	0.37%	17.95%	14.69%	13.32%

Asset Allocation	American Funds IS Asset Allocation Fund — Class 4 Adviser: Capital Research and Management CompanySM (“CRMC”)	0.80%	12.16%	10.31%	9.68%

Asset Allocation	BlackRock® Global Allocation V.I. Fund — Class III Adviser: BlackRock Advisors, LLC	1.01%	20.79%	9.17%	6.61%

Appendix 1-1

Type	Portfolio Adviser/Sub–adviser	Current Expenses*	Average Annual Total Returns (as of 12/31/20)
			1 year	5 year	10 year

Investment Grade Bond	Fidelity® VIP Bond Index Portfolio — Service Class 2 Adviser: Fidelity Management and Research Company (“FMR”) / Subadvisers: Other investment advisers	0.37%	7.26%	N/A	N/A

Asset Allocation	Fidelity® VIP FundsManager® 60% Portfolio — Service Class Adviser: FMR / Subadvisers: Other investment advisers	0.72%	15.12%	9.73%	8.12%

International/Global Equity	Fidelity® VIP International Index Portfolio — Service Class 2 Adviser: FMR / Subadvisers: Other investment advisers	0.42%	10.34%	N/A	N/A

Asset Allocation	Franklin Templeton Aggressive Model Portfolio — Class II Adviser: Legg Mason Partners Fund Advisor, LLC (“LMPFA”) / Subadviser: Franklin Advisers, Inc. (“Franklin”)	1.03%	N/A	N/A	N/A

Asset Allocation	Franklin Templeton Moderately Aggressive Model Portfolio — Class II Adviser: LMPFA / Subadviser: Franklin	1.01%	N/A	N/A	N/A

Asset Allocation	Franklin Templeton Moderate Model Portfolio — Class II Adviser: LMPFA / Subadviser: Franklin	1.00%	N/A	N/A	N/A

Asset Allocation	Franklin Templeton Moderately Conservative Model Portfolio — Class II Adviser: LMPFA / Subadviser: Franklin	1.01%	N/A	N/A	N/A

Asset Allocation	Franklin Templeton Conservative Model Portfolio — Class II Adviser: LMPFA / Subadviser: Franklin	1.00%	N/A	N/A	N/A

*

Current Expenses take into account expense reimbursement or fee waiver arrangements in place that are generally expected to continue through April 30, 2023 and may be terminated any time at the option of the Fund. Annual expenses for the Portfolios for the year ended December 31, 2021 reflect temporary fee reductions under such an arrangement.

Appendix 1-2

APPENDIX 2

Disclosures about the Indexes

Standard and Poor’s 500 Index (Price Return Index)

S&P Opco, LLC requires that the following statement be included in this prospectus:

The S&P 500® index is a product of S&P Dow Jones Indices LLC or its affiliates (“SPDJI”), and has been licensed for use by NYLIAC. Standard & Poor’s® and S&P® and S&P 500® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”); and these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by NYLIAC. It is not possible to invest directly in an index. Neither the New York Life IndexFlex Annuity or the New York Life IndexFlex Annuity- FP Series (the ‘Policies”) is sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices makes no representation or warranty, express or implied, to the owners of the Policies or any member of the public regarding the advisability of investing in securities generally or in the Policies particularly or the ability of the S&P 500® index to track general market performance. Past performance of an index is not an indication or guarantee of future results. S&P Dow Jones Indices’ only relationship to NYLIAC with respect to the S&P 500® index is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its licensors. The S&P 500® index is determined, composed and calculated by S&P Dow Jones Indices without regard to NYLIAC or the Policies. S&P Dow Jones Indices have no obligation to take the needs of NYLIAC or the owners of the Policies into consideration in determining, composing or calculating the S&P 500® index. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the Policies or the timing of the issuance or sale of the Policies or in the determination or calculation of the equation by which the Policies are to be converted into cash, surrendered or redeemed, as the case may be. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the Policies. There is no assurance that investment products based on the S&P 500® index will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC is not an investment or tax advisor. A tax advisor should be consulted to evaluate the impact of any tax-exempt securities on portfolios and the tax consequences of making any particular investment decision. Inclusion of a security within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice.

S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE S&P 500® INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY NYLIAC, OWNERS OF THE POLICIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBLITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND NYLIAC, OTHER THAN THE LICENSORS OF S&P DOW JONES

INDICES.

Appendix 2-1

Russell 2000® Index (Price Return Index)

FTSE Russell requires that the following statement be included in this Prospectus:

The New York Life IndexFlex Variable Annuity and the New York Life IndexFlex Variable Annuity – FP Series (the “Products”) have been developed solely by NYLIAC. The Products are not in any way connected to or sponsored, endorsed, sold or promoted by the London Stock Exchange Group plc and its group undertakings (collectively, the “LSE Group”). FTSE Russell is a trading name of certain of the LSE Group companies.

All rights in the Russell 2000® Index (the “Index”) vest in the relevant LSE Group company which owns the Index. Russell 2000® Index is a trademark of the relevant LSE Group company and is used by any other LSE Group company under license.

The Index is calculated by or on behalf of FTSE International Limited or its affiliate, agent or partner. The LSE Group does not accept any liability whatsoever to any person arising out of (a) the use of, reliance on or any error in the Index or (b) investment in or operation of the Products. The LSE Group makes no claim, prediction, warranty or representation either as to the results to be obtained from the Products or the suitability of the Index for the purpose to which it is being put by NYLIAC.

Appendix 2-2

BACK COVER PAGE

This Summary Prospectus incorporates by reference the New York Life IndexFlex Variable Annuity and New York Life IndexFlex Variable Annuity- FP Series full statutory prospectus and the Statement of Additional Information (SAI), both dated May 1, 2022, as amended or supplemented. The full statutory prospectus and the SAI are posted on our website, https://dfinview.com/NewYorkLife/TAHD/indexflex. The full statutory prospectus and SAI for the policies may be obtained, free or charge, in any manner shown on the front page of this Summary Prospectus.

Reports and other information about the Separate Accounts are available on the SEC’s website at https://www.sec.gov, and copies of this information may be obtained, upon payment of a duplicating fee, by electronic request at the following email address: publicinfo@sec.gov.

Separate Account III EDGAR contract Identifier for IndexFlex Variable Annuity #C00221968

Separate Account III EDGAR contract identifier for IndexFlex Variable Annuity FP Series #C000221967